Exhibit 5.1

7979 E. Tufts Avenue, Ste. 1750, Denver, CO 80237

Phone: 720.306.1001 ● E-Mail: info@doidacrow.com ● Web: www.doidacrow.com

August 14, 2023

Barfresh Food Group Inc.

3600 Wilshire Boulevard, Suite 1720

Los Angeles, California 90010

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Barfresh Food Group Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about the date hereof, covering the registration under the Securities Act of 1933, as amended, of an aggregate of 650,000 shares (the “Shares”) of the Company’s common stock, par value $0.000001 per share (“Common Stock”), consisting of (i) 569,873 shares of Common Stock reserved for future issuance under the Company’s 2023 Equity Incentive Plan, and (ii) 80,127 shares of Common Stock that may be issued pursuant to the vesting of restricted stock units granted under the Company’s 2023 Equity Incentive Plan (collectively, the “Shares”). As the Company’s legal counsel, we have reviewed the actions proposed to be taken by the Company in connection with the issuance and sale of the Shares to be issued under such plan.

We have examined such instruments, documents, certificates and records, and such questions of law, as we have considered necessary or appropriate for the basis of our opinions hereinafter expressed. In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (iv) that the Registration Statement, and any amendments thereto, will have become effective under the Securities Act; and (v) the legal capacity and competency of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

Based upon the foregoing, and subject to the qualifications set forth below, it is our opinion that the Shares, when issued and sold in the manner referred to in the applicable Plan and pursuant to the applicable agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We express no opinion as to any matter relating to the laws of any jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Doida Crow Legal LLC

DOIDA CROW LEGAL LLC